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                                   EXHIBIT 11

                      ARAMARK CORPORATION AND SUBSIDIARIES
                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                                  (Unaudited)
                     (In thousands, except per share data)


                                              Three Months Ended
                                          ----------------------------
                                          December 30,    December 31,
                                             1994            1993
                                          -----------     ------------
Earnings:

Net Income                                    $ 20,753    $ 16,408

Preferred stock dividends                         (257)       (511)
                                              --------    --------

Earnings applicable to common stock           $ 20,496    $ 15,897
                                              ========    ========

Shares:

Weighted average number of common
   shares outstanding (1)                       45,723      45,758

Impact of potential exercise opportunities
   under the ARAMARK Ownership Plan              3,499       3,828
                                              --------    --------
        Total common and common
                equivalent shares               49,222      49,586
                                              ========    ========

Fully diluted earnings per common share (2)   $    .42    $    .32
                                              ========    ========

(1) Includes Class B plus Class A Common Shares stated on a Class B Common Share Equivalent Basis.

(2) Primary and fully diluted earnings per share are approximately the same.

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